Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated April 19, 2016, in this Registration Statement (Form S-6 No. 333-209471) of Smart Trust 239, comprising Smart Trust, New York Municipal Portfolio of Closed-End Funds Trust, Series 12.

/s/ Grant Thornton LLP

Chicago, Illinois

April 19, 2016